Exhibit 10.1
FIRST AMENDMENT TO AMENDED AND RESTATED LEASE
THIS FIRST AMENDMENT TO AMENDED AND RESTATED LEASE (this “Amendment”) is entered into as of this 30th day of June, 2017 (the “First Amendment Execution Date”), by and between BMR-11388 SORRENTO VALLEY ROAD LP, a Delaware limited partnership (“Landlord,” formerly known as BMR-11388 Sorrento Valley Road LLC), and HALOZYME, INC., a California corporation (“Tenant”).
RECITALS
A.WHEREAS, Landlord and Tenant are parties to that certain Amended and Restated Lease dated as of June 10, 2011 (as the same may have been amended, supplemented or modified from time to time, the “Existing Lease”), whereby Tenant leases certain premises (the “Premises”) from Landlord at 11388 Sorrento Valley Road in San Diego, California (the “Building”);
B.WHEREAS, Landlord and Tenant desire to extend the Term of the Existing Lease; and
C.WHEREAS, Landlord and Tenant desire to modify and amend the Existing Lease only in the respects and on the conditions hereinafter stated.
AGREEMENT
NOW, THEREFORE, Landlord and Tenant, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, agree as follows:
1.Definitions. For purposes of this Amendment, capitalized terms shall have the meanings ascribed to them in the Existing Lease unless otherwise defined herein. The Existing Lease, as amended by this Amendment, is referred to collectively herein as the “Lease.” From and after the date hereof, the term “Lease,” as used in the Existing Lease, shall mean the Existing Lease, as amended by this Amendment.
2.Extension Term. The Term of the Lease is hereby extended for sixty (60) months and, therefore, the Term Expiration Date is hereby amended to mean January 14, 2023. The period commencing on January 15, 2018 (the “Extension Term Commencement Date”) and ending on the Term Expiration Date shall be referred to herein as the “Extension Term.”
3.Condition of Premises. Tenant acknowledges that (a) it is in possession of and is fully familiar with the condition of the Premises and, notwithstanding anything contained in the Lease to the contrary, agrees to take the same in its condition “as is” as of the Extension Term Commencement Date, and (b) Landlord shall have no obligation to alter, repair or otherwise prepare the Premises for Tenant’s continued occupancy for the Extension Term or to pay for any improvements to the Premises, except with respect to payment of the TI Allowance (as defined below).

4.Base Rent. During the Extension Term, Base Rent for the Premises shall be as set forth in the following table:

Dates	Square Feet of Rentable Area	Base Rent per Square Foot of Rentable Area	Monthly Base Rent	Annual Base Rent
1/15/2018 – 1/14/2019	27,575	$2.75 monthly	$75,831.25	$909,975.00
1/15/2019 – 1/14/2020	27,575	$2.83 monthly	$78,037.25	$936,447.00
1/15/2020 – 1/14/2021	27,575	$2.91 monthly	$80,243.25	$962,919.00
1/15/2021 – 1/14/2022	27,575	$3.00 monthly	$82,725.00	$992,700.00
1/15/2022 – 1/14/2023	27,575	$3.09 monthly	$85,206.75	$1,022,481.00

5.Base Rent Abatement. Tenant’s obligations with respect to Base Rent as to the Premises shall be subject to abatement in the amount of One Hundred Fifty-One Thousand Six Hundred Sixty-Two and 50/100 Dollars ($151,662.50) (the "Base Rent Abatement"), which Base Rent Abatement shall be amortized and applied in equal installments over months one (1) through four (4) of the Extension Term; provided, however, that Tenant shall not be entitled to any portion of the Base Rent Abatement accruing during a period of time in which Tenant is in Default under the Lease. Tenant acknowledges and agrees that the Base Rent Abatement has been granted to Tenant as additional consideration for entering into this Amendment and for agreeing to pay the Rent and perform all of the obligations of Tenant under the Lease. The Base Rent Abatement shall not work to abate or reduce Tenant’s obligations under the Lease with respect to Additional Rent including (without limitation) Tenant’s obligations with respect to Operating Expenses and the Property Management Fee. For avoidance of doubt, for the first four (4) months of the Extension Term, the Property Management Fee shall be calculated as if Tenant were paying Seventy-Five Thousand Eight Hundred Thirty-One and 25/100 Dollars ($75,831.25) per month for Base Rent.
6.Termination Option. Tenant shall have the one-time option to terminate the Lease (the “Termination Option”) effective as of the date that is thirty-six (36) months after the Extension Term Commencement Date (such date, the “Termination Date”), subject to the terms, conditions and provisions of this Section.
6.1    The Termination Option is conditional upon Tenant delivering to Landlord written notice of Tenant’s election to exercise the Termination Option (the “Termination Notice”) on or before the date that is nine (9) months prior to the Termination Date (such date, the “Exercise Date”). Tenant shall not be deemed to have exercised the Termination Option unless and until Tenant has delivered the Termination Notice to Landlord. Time shall be of the essence as to Tenant’s exercise of the Termination Option. Tenant acknowledges that it would be inequitable to require Landlord to accept any exercise of the Termination Option after the Exercise Date. Any attempted exercise of the Termination Option after the Exercise Date shall be void and of no force or effect.

6.2    In the event that Tenant exercises the Termination Option, Tenant shall be required to pay to Landlord the Termination Fee (as defined below) on or before the Termination Date. The “Termination Fee” means an amount equal to the sum of (a) One Hundred Sixty Thousand Four Hundred Eighty-Six and 50/100 Dollars ($160,486.50), plus (b) the unamortized amounts (as of the Termination Date) of (i) all leasing commissions paid by Landlord in connection with this Amendment, and (ii) the TI Allowance (as defined below). The amounts in Subsection 6.2(b)(i) and (ii) shall be calculated by amortizing the same at eight percent (8%) per annum commencing on the Extension Term Commencement Date and ending on the Term Expiration Date). If Tenant fails to pay, or is late in paying, the Termination Fee to Landlord, then Landlord shall have all of the rights and remedies set forth in the Lease for nonpayment of Rent (including the right to interest and the right to assess a late charge), and for purposes of any litigation instituted with regard to such amounts the same shall be considered Rent. Tenant’s obligation to pay the Termination Fee shall survive the expiration or earlier termination of the Lease.
6.3    If Tenant exercises the Termination Option in accordance with this Section on or before the Exercise Date, then the Lease shall terminate on the Termination Date and the Lease shall thereafter be of no further force or effect, except for those provisions that, by their express terms, survive the expiration or earlier termination of the Lease. In such event, Tenant shall surrender the Premises to Landlord on or before the Termination Date in accordance with all of the terms, conditions and provisions of the Lease. If Tenant does not so surrender the Premises to Landlord in accordance with all of the terms, conditions and provisions of the Lease on or before the Termination Date, then Tenant, pursuant to Section 26.2 of the Existing Lease, shall become a tenant at sufferance with respect to the Premises until the actual date that Tenant surrenders the Premises to Landlord in accordance with the terms, conditions and provisions of the Lease.
6.4    Notwithstanding anything to the contrary in this Section, Tenant shall not be permitted to exercise the Termination Option during such period of time that Tenant is in Default under any provision of the Lease. Any attempted exercise of the Termination Option during a period of time in which Tenant is so in Default shall be void and of no force or effect.
6.5    Notwithstanding anything to the contrary in this Section, if (a) Tenant timely and effectively exercises the Termination Option, and (b) prior to the Termination Date, Landlord (or an affiliate of Landlord) and Tenant fully execute and deliver a lease of seventy-five thousand (75,000) square feet of Rentable Area (or more) for a term of ten (10) years (or more) at another property owned by Landlord (or an affiliate of Landlord) (any such lease, the “New Lease”), then Tenant shall not be required to pay the Termination Fee. Notwithstanding anything to the contrary, neither party shall have any obligation to enter into or negotiate for the New Lease.
7.Tenant Improvements. Landlord shall cause the work (the “Tenant Improvements”) described in the Work Letter attached hereto as Exhibit A (the “Work Letter”) to be constructed in the Premises at a cost to Landlord not to exceed Five Hundred Fifty-One Thousand Five Hundred Dollars ($551,500) (the “TI Allowance”).

7.1    The TI Allowance may be applied to the costs of (a) construction, (b) project management by Landlord (which fee shall equal one point five percent (1.5%) of the cost of the Tenant Improvements, including the TI Allowance), (c) commissioning of mechanical, electrical and plumbing systems by a licensed, qualified commissioning agent hired by Landlord, and review of such party’s commissioning report by a licensed, qualified commissioning agent hired by Tenant, (d) space planning, architect, engineering and other related services performed by third parties unaffiliated with Tenant, (e) building permits and other taxes, fees, charges and levies by Governmental Authorities for permits or for inspections of the Tenant Improvements, and (f) costs and expenses for labor, material, equipment and fixtures. In no event shall the TI Allowance be used for (w) payments to Tenant or any affiliates of Tenant, (x) the purchase of any furniture, personal property or other non-building system equipment, (y) costs arising from any default by Tenant of its obligations under the Lease or (z) costs that are recoverable by Tenant from a third party (e.g., insurers, warrantors, or tortfeasors).
7.2    Tenant shall have until the date that is eighteen (18) months after the First Amendment Execution Date (such date, the “TI Deadline”), to expend the unused portion of the TI Allowance, after which date Landlord’s obligation to fund any such costs shall expire. In no event shall any unused TI Allowance entitle Tenant to a credit against Rent payable under the Lease.
7.3    Tenant acknowledges that Landlord shall be constructing the Tenant Improvements in the Premises during Tenant’s occupancy of the Premises for the Permitted Use. Tenant shall permit Landlord to enter the Premises at all times (including during business hours) to construct the Tenant Improvements, and Tenant shall otherwise reasonably cooperate with Landlord throughout the construction process to enable Landlord to complete the Tenant Improvements in a timely and efficient manner. In constructing the Tenant Improvements, Landlord shall reasonably cooperate with Tenant so as to cause as little interference to Tenant as is reasonably possible; provided, however, that in no event shall Landlord’s construction of the Tenant Improvements in the Premises (a) cause Rent to abate under the Lease, (b) give rise to any claim by Tenant for damages or (c) constitute a forcible or unlawful entry, a detainer or an eviction of Tenant.
8.Existing Alterations. Tenant shall not be required to remove any Alteration(s) existing in the Premises as of the First Amendment Execution Date to the extent such Alteration(s) were approved by Landlord in accordance with Article 16 of the Existing Lease.
9.Broker. Tenant represents and warrants that it has not dealt with any broker or agent in the negotiation for or the obtaining of this Amendment, other than Cushman & Wakefield (“Broker”), and agrees to reimburse, indemnify, save, defend (at Landlord’s option and with counsel reasonably acceptable to Landlord, at Tenant’s sole cost and expense) and hold harmless the Landlord Indemnitees for, from and against any and all cost or liability for compensation claimed by any such broker or agent, other than Broker, employed or engaged by it or claiming to have been employed or engaged by it. Broker is entitled to a leasing commission in connection with the making of this Amendment, and Landlord shall pay such commission to Broker pursuant to a separate agreement between Landlord and Broker.

10.No Default. Tenant represents, warrants and covenants that, to the best of Tenant’s knowledge, Landlord and Tenant are not in default of any of their respective obligations under the Existing Lease and no event has occurred that, with the passage of time or the giving of notice (or both) would constitute a default by either Landlord or Tenant thereunder.
11.Notices. Tenant confirms that, notwithstanding anything in the Lease to the contrary, notices delivered to Tenant pursuant to the Lease should be sent to:
Halozyme, Inc.
11388 Sorrento Valley Road
San Diego, California 92121
Attention: General Counsel

Landlord confirms that, notwithstanding anything in the Lease to the contrary, notices delivered to Landlord pursuant to the Lease should be sent to:
BMR-Sorrento Valley Road LP
17190 Bernardo Center Drive
San Diego, California 92128
Attn: Legal Department

12.Effect of Amendment. Except as modified by this Amendment, the Existing Lease and all the covenants, agreements, terms, provisions and conditions thereof shall remain in full force and effect and are hereby ratified and affirmed. In the event of any conflict between the terms contained in this Amendment and the Existing Lease, the terms herein contained shall supersede and control the obligations and liabilities of the parties.
13.Successors and Assigns. Each of the covenants, conditions and agreements contained in this Amendment shall inure to the benefit of and shall apply to and be binding upon the parties hereto and their respective heirs, legatees, devisees, executors, administrators and permitted successors and assigns and sublessees. Nothing in this section shall in any way alter the provisions of the Lease restricting assignment or subletting.
14.Miscellaneous. This Amendment becomes effective only upon execution and delivery hereof by Landlord and Tenant. The captions of the paragraphs and subparagraphs in this Amendment are inserted and included solely for convenience and shall not be considered or given any effect in construing the provisions hereof. All exhibits hereto are incorporated herein by reference. Submission of this instrument for examination or signature by Tenant does not constitute a reservation of or option for a lease, and shall not be effective as a lease, lease amendment or otherwise until execution by and delivery to both Landlord and Tenant.
15.Authority. Landlord and Tenant guarantee, warrant and represent that the individual or individuals signing this Amendment on such party’s behalf have the power, authority and legal capacity to sign this Amendment on behalf of and to bind all entities, corporations, partnerships, limited liability companies, joint venturers or other organizations and entities on whose behalf such individual or individuals have signed.

16.Counterparts; Facsimile and PDF Signatures. This Amendment may be executed in one or more counterparts, each of which, when taken together, shall constitute one and the same document. A facsimile or portable document format (PDF) signature on this Amendment shall be equivalent to, and have the same force and effect as, an original signature.
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IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment as of the date and year first above written.
LANDLORD:
BMR-11388 SORRENTO VALLEY ROAD LP,
a Delaware limited partnership

By:    /s/ Marie Lewis
Name:    Marie Lewis
Title:    Vice President, Legal

TENANT:
HALOZYME, INC.,
a California corporation

By:    /s/ Harry J. Leonhardt
Name:    Harry Leonhardt
Title:    Senior Vice President, General Counsel

EXHIBIT A
WORK LETTER
This Work Letter (this “Work Letter”) is made and entered into as of the 30th day of June, 2017, by and between BMR-11388 SORRENTO VALLEY ROAD LP, a Delaware limited partnership (“Landlord”), and HALOZYME, INC., a California corporation (“Tenant”), and is attached to and made a part of that certain First Amendment to Amended and Restated Lease dated of even date herewith (as the same may be amended, amended and restated, supplemented or otherwise modified from time to time, the “Amendment”), by and between Landlord and Tenant for the Premises located at 11388 Sorrento Valley Road in San Diego, California. All capitalized terms used but not otherwise defined herein shall have the meanings given them in the Amendment.
1.General Requirements.
1.1.    Authorized Representatives.
(a)    Landlord designates, as Landlord’s authorized representative (“Landlord’s Authorized Representative”), (i) Federico Mina as the person authorized to initial plans, drawings, approvals and to sign change orders pursuant to this Work Letter and (ii) an officer of Landlord as the person authorized to sign any amendments to this Work Letter or the Lease. Tenant shall not be obligated to respond to or act upon any such item until such item has been initialed or signed (as applicable) by the appropriate Landlord’s Authorized Representative. Landlord may change either Landlord’s Authorized Representative upon one (1) business day’s prior written notice to Tenant.
(b)    Tenant designates, as Tenant’s authorized representative (“Tenant’s Authorized Representative”), (i) Kevin Maxson as the person authorized to initial and sign all plans, drawings, change orders and approvals pursuant to this Work Letter, and (ii) an officer of Tenant as the person authorized to sign any amendments to this Work Letter or the Lease. Landlord shall not be obligated to respond to or act upon any such item until such item has been initialed or signed (as applicable) by the appropriate Tenant’s Authorized Representative. Tenant may change Tenant’s Authorized Representative upon one (1) business day’s prior written notice to Landlord.
1.2.    Schedule. The schedule for design and development of the Tenant Improvements, including the time periods for preparation and review of construction documents, approvals and performance, shall be in accordance with a schedule to be prepared by Landlord (the “Schedule”). The Schedule shall be subject to adjustment as mutually agreed upon in writing by the parties, or as otherwise provided in this Work Letter.
1.3.    Landlord’s Architects, Contractors and Consultants. The architect, engineering consultants, design team, general contractor and subcontractors responsible for the construction of the Tenant Improvements shall be selected by Landlord.

2.Tenant Improvements. All Tenant Improvements shall be performed by Landlord’s contractor, at Tenant’s sole cost and expense (subject to Landlord’s obligations with respect to any portion of the TI Allowance used by Landlord in completing the Tenant Improvements) and in substantial accordance with the Approved Plans (as defined below), the Amendment and this Work Letter. To the extent that the total projected cost of the Tenant Improvements (as projected by Landlord) exceeds the TI Allowance (such excess, the “Excess TI Costs”), Tenant shall advance to Landlord any Excess TI Costs within ten (10) days after receipt of an invoice therefor, but in any case before Landlord commences the Tenant Improvements. If Landlord is delayed in commencing the Tenant Improvements due to Tenant’s failure to timely pay the Excess TI Costs to Landlord, then the TI Deadline shall not be extended as a result of such delay. If the actual Excess TI Costs are less than the Excess TI Costs paid by Tenant to Landlord, Landlord shall credit Tenant with the overage paid by Tenant against Tenant’s Rent obligations, beginning after Landlord has completed the final accounting for the Tenant Improvements. If the cost of the Tenant Improvements (as projected by Landlord) increases over Landlord’s initial projection, then Landlord may notify Tenant and Tenant shall deposit any additional Excess TI Costs with Landlord in the same way that Tenant deposited the initial Excess TI Costs. If Tenant fails to pay, or is late in paying, any sum due to Landlord under this Work Letter, then Landlord shall have all of the rights and remedies set forth in the Lease for nonpayment of Rent (including the right to interest and the right to assess a late charge), and for purposes of any litigation instituted with regard to such amounts the same shall be considered Rent. All material and equipment furnished by Landlord or its contractors as the Tenant Improvements shall be new or “like new,” and the Tenant Improvements shall be performed in a first-class, workmanlike manner.
2.1.    Work Plans. Landlord shall prepare and submit to Tenant for approval schematics covering the Tenant Improvements prepared in conformity with the applicable provisions of this Work Letter (the “Draft Schematic Plans”). The Draft Schematic Plans shall contain sufficient information and detail to accurately describe the proposed design to Tenant. Tenant shall notify Landlord in writing within five (5) days after receipt of the Draft Schematic Plans whether Tenant approves or objects to the Draft Schematic Plans and of the manner, if any, in which the Draft Schematic Plans are unacceptable. Tenant’s failure to respond within such five (5) day period shall be deemed approval by Tenant. If Tenant reasonably objects to the Draft Schematic Plans, then Landlord shall revise the Draft Schematic Plans and cause Tenant’s objections to be remedied in the revised Draft Schematic Plans. Landlord shall then resubmit the revised Draft Schematic Plans to Tenant for approval, such approval not to be unreasonably withheld, conditioned or delayed. Tenant’s approval of or objection to revised Draft Schematic Plans and Landlord’s correction of the same shall be in accordance with this Section until Tenant has approved the Draft Schematic Plans in writing or been deemed to have approved them. The iteration of the Draft Schematic Plans that is approved or deemed approved by Tenant without objection shall be referred to herein as the “Approved Schematic Plans.”
2.2.    Construction Plans. Landlord shall prepare final plans and specifications for the Tenant Improvements that (a) are consistent with and are logical evolutions of the Approved Schematic Plans and (b) incorporate any other Tenant-requested (and Landlord-approved) Changes (as defined below). As soon as such final plans and specifications (“Construction Plans”) are completed, Landlord shall deliver the same to Tenant for Tenant’s approval, which approval shall not be unreasonably withheld, conditioned or delayed. Such Construction Plans shall be approved or disapproved by Tenant within five (5) days after delivery to Tenant. Tenant’s failure to respond within such five (5) day period shall be deemed approval by Tenant. If the Construction Plans are disapproved by Tenant, then Tenant shall notify Landlord in writing of its reasonable objections to such Construction Plans, and the parties shall confer and negotiate in good faith to reach agreement on the Construction Plans. Promptly after the Construction Plans are approved by Landlord and Tenant, two (2) copies of such Construction Plans shall be initialed and dated by Landlord and Tenant, and Landlord shall promptly submit such Construction Plans to all appropriate Governmental Authorities for approval. The Construction Plans so approved, and all change orders specifically permitted by this Work Letter, are referred to herein as the “Approved Plans.”
2.3.    Changes to the Tenant Improvements. Any changes to the Approved Plans (each, a “Change”) shall be requested and instituted in accordance with the provisions of this Article 2 and shall be subject to the written approval of the non-requesting party in accordance with this Work Letter.
(a)    Change Request. Either Landlord or Tenant may request Changes after Tenant approves the Approved Plans by notifying the other party thereof in writing in substantially the same form as the AIA standard change order form (a “Change Request”), which Change Request shall detail the nature and extent of any requested Changes, including (a) the Change, (b) the party required to perform the Change and (c) any modification of the Approved Plans and the Schedule, as applicable, necessitated by the Change. If the nature of a Change requires revisions to the Approved Plans, then the requesting party shall be solely responsible for the cost and expense of such revisions and any increases in the cost of the Tenant Improvements as a result of such Change. Change Requests shall be signed by the requesting party’s Authorized Representative.
(b)    Approval of Changes. All Change Requests shall be subject to the other party’s prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed. The non-requesting party shall have five (5) business days after receipt of a Change Request to notify the requesting party in writing of the non-requesting party’s decision either to approve or object to the Change Request. The non-requesting party’s failure to respond within such five (5) business day period shall be deemed approval by the non-requesting party.
3.Requests for Consent. Except as otherwise provided in this Work Letter, Tenant shall respond to all requests for consents, approvals or directions made by Landlord pursuant to this Work Letter within five (5) days following Tenant’s receipt of such request. Tenant’s failure to respond within such five (5) day period shall be deemed approval by Tenant.
4.TI Allowance.
4.1.    Application of TI Allowance. Landlord shall contribute, in the following order, the TI Allowance and any Excess TI Costs advanced by Tenant to Landlord toward the costs and expenses incurred in connection with the performance of the Tenant Improvements, in accordance with Article 7 of the Amendment. If the entire TI Allowance is not applied toward or reserved for the costs of the Tenant Improvements, then Tenant shall not be entitled to a credit of such unused portion of the TI Allowance. If the entire Excess TI Costs advanced by Tenant to Landlord are not applied toward the costs of the Tenant Improvements, then Landlord shall promptly return such excess to Tenant following completion of the Tenant Improvements. Tenant may apply the TI Allowance for the payment of construction and other costs in accordance with the terms and provisions of the Amendment.
4.2.    Approval of Budget for the Tenant Improvements. Notwithstanding anything to the contrary set forth elsewhere in this Work Letter or the Amendment, Landlord shall not have any obligation to expend any portion of the TI Allowance until Landlord and Tenant shall have approved in writing the budget for the Tenant Improvements (the “Approved Budget”). Prior to Landlord’s approval of the Approved Budget, Tenant shall pay all of the costs and expenses incurred in connection with the Tenant Improvements as they become due. Tenant shall promptly reimburse Landlord for costs or expenses relating to the Tenant Improvements that exceed the amount of the TI Allowance.
5.Miscellaneous.
5.1.    Incorporation of Lease Provisions. Sections 39.3 through 39.10 and Sections 39.12 through 39.18 of the Existing Lease are incorporated into this Work Letter by reference, and shall apply to this Work Letter in the same way that they apply to the Existing Lease.
5.2.    General. This Work Letter shall not apply to improvements performed in any additional premises added to the Premises at any time or from time to time, whether by any options under the Lease or otherwise; or to any portion of the Premises or any additions to the Premises in the event of a renewal or further extension of the Term, whether by any options under the Lease or otherwise.
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IN WITNESS WHEREOF, Landlord and Tenant have executed this Work Letter to be effective on the date first above written.
LANDLORD:
BMR-11388 SORRENTO VALLEY ROAD LP,
a Delaware limited partnership

By:    /s/ Marie Lewis
Name:    Marie Lewis
Title:    Vice President, Legal

TENANT:
HALOZYME, INC.,
a California corporation

By:    /s/ Harry J. Leonhardt
Name:    Harry Leonhardt
Title:    Senior Vice President, General Counsel